Exhibit 99.1

UTStarcom Announces Settlement Agreement with PCD, LLC

Agreement Waives Terms of the July 2008 Merger Agreement

ALAMEDA, Calif., July 1, 2009 - UTStarcom, Inc. (Nasdaq: UTSI) today announced that it has entered into a settlement agreement with Personal Communications Devices, LLC (“PCD”) to satisfy potential liabilities relating to certain inventory delivered to PCD pursuant to the Supplier Agreement and the July 2008 Merger Agreement and to waive certain rights of the company relating to the July 2008 Merger Agreement.

Under the settlement agreement the company waives its right to benefit from a three-year earn out provision and its right to make future investments in PCD, which were part of the July 2008 Merger Agreement.  Also, under the settlement agreement, the company has granted to Personal Communications Devices Holdings, LLC (“PCD Holdings”), the parent company of PCD, an option to repurchase its current equity position in PCD Holdings at its original investment cost of $1.6 million.  As anticipated, the $10 million held in escrow since the July 2008 merger will be released to the company in July 2009.

In addition, as part of the settlement, UTStarcom will pay PCD $11.1 million to satisfy potential liabilities relating to certain inventory delivered to PCD.  PCD has agreed to continue to sell the company’s remaining inventory.

Forward-Looking Statements

This release includes forward-looking statements, including the statements relating to resolution of problems with certain inventory delivered to PCD and the Company’s sale of its remaining inventory. These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to the risks that the company may have additional issues with inventory and the Company may be unable to sell remaining inventory to PCD if PCD is unable to find carriers willing to purchase the inventory, and other risks identified in the company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.  All forward-looking statements included in this release are based upon information

UTStarcom Inc.

1275 Harbor Bay Parkway

Alameda, CA  94502

available to the Company as of the date of this press release, which may change, and we assume no obligation to update any such forward-looking statement.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. The company was founded in 1991 and is headquartered in Alameda, California.  For more information about UTStarcom, visit the company’s Web site at http://www.utstar.com.

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Company Contacts

Barry Hutton

Senior Director, Investor Relations

UTStarcom, Inc.

(510) 769-2807

barry.hutton@utstar.com